SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (this “Agreement”), dated as of October 20, 2009, is entered into by and between Atrinsic, Inc., a Delaware corporation (the “Company”), and Burton Katz, an individual ("Executive"').

A.
The Company and Executive entered into that certain Employment Agreement. dated February 1, 2008, and as amended on June 25, 2009 (the “Employmeut Agreement”). pursuant to which the Company retained Executive, as more fully described therein: and

B.
As a result of the decision by Executive to terminate his employment for good reason, the Company and Executive desire to enter into this Agreement to document Executive's separation from the Company, effective as of October 6, 2009 (the “Termination Date”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Termination of Employment Agreement. Notwithstanding anything to the contrary which may be contained in the Employee Agreement, the parties hereby acknowledge and agree that, effective as of Termination Date:

1.1           Executive is no longer employed by the Company in any capacity and shall no longer serve as a Director and Chief Executive Officer of the Company.

1.2           Except with respect to the Company's indemnification and director and officer liability insurance obligations under Section 20 thereof, the Employment Agreement is terminated and of no further force or effect.

1.3           Except as expressly provided herein, all responsibilities, duties and obligations of Executive to the Company and of the Company to Executive under the Employment Agreement shall be terminated and of no further force or effect.

2.           Termination Payment. As full and complete consideration for the covenants hereunder, the Company shall pay Executive an amount equal to $850,000 (the “Termination Payment”). The Company shall pay fifty percent of the Termination Payment ($425,000) in a lump sum paid by wire transfer promptly following the Effective Date to the account provided by Executive on the signature page hereto, and shall pay the remaining fifty percent of the Termination Payment ($425,000) in twenty-four (24) equal monthly installments on or before the fifth (5th) day of each calendar month, commencing in the calendar month immediately following the Effective Date, until paid in full. Except as otherwise provided in this separation agreement, Executive acknowledges that the Termination Payment set forth herein fully satisfies all obligations of the Company to Executive, including under the Employment Agreement (whether attributable to salary, bonus payments, benefit plans, vacation pay, automobile allowance, expenses or other amounts). The parties acknowledge that all amounts due to Executive (other than amounts provided for in this Agreement), including all accrued salary and accrued vacation, have been paid to Executive prior to, or concurrently with, the execution of this Agreement.

Notwithstanding the foregoing, the Company agrees that it shall continue to be obligated to repay all balances on Company credit cards incurred by Executive to the extent such amounts represent expenses incurred pursuant to the Company's existing policies for business expenses prior to the date of this Agreement.

3.           Additional Covenants of the Company and Executive.

3.1           The Company granted Executive: (i) an option to purchase 363,184 shares of common stock, at an exercise price of $2.34 per share, on August 6, 2006 and (ii) an option to purchase 81,250 shares of common stock, at an exercise price of $6.00 per share, on February 16, 2007 (the "Employee Option Agreements"). The Company agrees that all options under the Employee Option Agreement are vested and the period to exercise such options under the Employee Option Agreements is extended to October 5, 2010. The Company and Executive acknowledge and agree that Executive holds no other options to purchase securities of the Company, the Employee Option Agreements- are the only option agreements between the Company and Employee that are currently in effect and that all other option agreements entered into between the Company and Executive and options granted by the Company to Executive have been (or are hereby) terminated.

3.2           The Company granted Executive: (i) restricted stock units for 275,000 shares of common stock on June 25, 2009 and (ii) restricted stock units for 100,000 shares of common stock on June 25, 2009 (the “RSU’s”). The Company and Executive acknowledge and agree, effective as of the Termination Date, the RSU's, and all rights of Executive to receive shares of common stock of the Company thereunder, are terminated.

3.3           The Company shall continue to provide Executive with coverage under all medical and dental benefit plans offered by the Company, or at the option of the Company, pay Executive an amount necessary for Executive to obtain substantially similar coverage, until the earlier of (i) the second anniversary of the Termination Date or (ii) the date Executive is eligible to receive similar benefits from a new employer. The Company shall continue to pay the premiums on the $5,000,000 term life insurance policy obtained pursuant to Section 3(e) of the Employment Agreement until the second anniversary of the Termination Date. Executive will promptly notify the Company when he becomes eligible to receive any benefits from a new employer.

3.4           Notwithstanding anything to the contrary in his Agreement, the Company acknowledges and agrees that the Company's obligations to Executive under section 20 of the Employment Agreement shall survive the termination of such Agreement and shall remain in full force and effect as provided for therein. Without limitation, the Company acknowledges and agrees that it shall continue to defend, indemnify and hold Executive harmless, and maintain directors and officers liability insurance in full force and effect as provided for in section 20 of the Agreement.

3.5           Neither party shall make any statement or allegation to any third party, nor make any public announcement, press release or broad-tape release, public speech or permit press interviews, which expressly or impliedly indicates that the other party breached or defaulted under any obligation or commitment to it, or which might reasonably have the effect of disparaging such other party or injuring or harming the personal or business reputation of the other party.

4.           Non-Competition Non-Solicitation and Confidentiality Agreement. The parties each acknowledge and agree that the Non-Competition, Non-Solicitation and Confidentiality Agreement, entered into between the Company and Executive on February 1, 2008 (the "Confidentiality Agreement"), shall survive execution of this Agreement; provided, however, the Confidentiality Agreement is hereby amended so that Executive's restrictions and obligations set forth in Section 2 (Non-Competition) of the Confidentiality Agreement expire sixteen (16) months following the Termination Date.

5.          Mutual Release.

5.1           Executive's Release. Subject to Section 5.3, Executive, for himself and on behalf of his successors, assigns, agents, attorneys, representatives, heirs, executors and administrators (collectively, the "Executive Parties" and individually, an "Executive Party"), hereby releases and forever discharges and agrees to hold harmless the Company and its successors, assigns, officers, directors, stockholders, employees, affiliates, subsidiaries, parent corporations, agents, attorneys and representatives, past and present (collectively, the "Company Parties" and individually, a "Company Party") from any and all demands, claims, duties, actions, obligations or causes of action, assessments, losses, damages, liabilities, costs and expenses (including attorneys' fees) of any kind, nature or description, whether known or unknown, suspected or unsuspected, fixed or contingent (collectively, the "Released Claims"), that Executive or any Executive Party currently has or possesses, or had prior to the date of this Agreement or at any time may have the Company and/or against one or more Company Parties, arising out of, based upon or in any way related to (i) any employment agreement or the Employment Agreement or any other contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, negligence, negligent or intentional infliction of emotional distress, negligent or intentional interference with contract or prospective economic advantage, negligent or intentional misrepresentation, conspiracy, defamation (including libel and slander), invasion of privacy, fraud, quantum meruit, failure to pay compensation of any kind, failure to pay equal compensation for equal work or any legal restriction on the Company's right to terminate employees; (ii) Executive's employment with the Company or the cessation thereof, any claims for wages, compensation of any kind, automobile allowance, vacation pay, severance pay, bonuses or damages of any kind whatsoever, including without limitation all claims for or under, among other things, Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. sections 2000e, et seq.), the Fair Labor Standards Act, including the Equal Pay Act (29 U.S.C. section 206(d) and interpretive regulations), the Employment Retirement Income Security Act of 1974 (29 U.S.C. sections 100, et seq.), the Family and Medical Leave Act (29 U.S.C. sections 2601, et seq. and 29 C.F.R. Part 825), the Americans with Disabilities Act (42 U.S.C. sections 12101, et seq.), the Age Discrimination in Employment Act, including the Older Worker Benefits Protection Act (29 U.S.C. sections 623, et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. sections 2101, et seq.) and any other federal or state law, whether statutory or common law; (iii) all matters arising out of any common law or federal, state, local or other governmental statute, regulation, ordinance or wage order, including any federal, state or local law (statutory or decisional) or regulation relating to employment, employment discrimination or harassment; or (iv) arising out of any principle of contract law or common law.

5.2           The Company's Release. Subject to Section 5.3, the Company, for itself and on behalf of the Company Parties, hereby releases and forever discharges and agrees to hold harmless Executive and each of the Executive Parties from any and all Released Claims that the Company or any Company Party currently has or possesses, or had prior to the date of this Agreement or at any time may have against Executive and/or one or more Executive Parties, arising out of, based upon or in any way related to the Employment Agreement or Executive's employment with the Company, or any other matter of any nature whatsoever.

5.3           Claims not Released. The releases set forth in this Section 5 shall not (i) release obligations incurred pursuant to this Agreement; (ii) release claims in connection with events occurring after the date hereof (including without limitation, for any breach of the Confidentiality Agreement); or (iii) preclude any party hereto from enforcing its rights and remedies hereunder.

5.4           Release of Unknown Claims. Executive, for himself and on behalf of the Executive Parties, and the Company, for itself and on behalf of the Company Parties (collectively, the "Releasing Parties") intend to waive and release all rights the Releasing Parties may have under Section 1542 of the California Civil Code, and under any similar law of any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT NOW KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Releasing Parties hereby waive the provisions of Section 1542 of the California Civil Code and any other similar law of any other jurisdiction and acknowledge that this waiver is an essential and material term of this Agreement. Executive further acknowledges that his counsel has advised him as to the effect of the foregoing waiver.

5.5           Executive's Acknowledgement. Executive knowingly and voluntarily, of his own free will without any duress, being fully informed and after due deliberation, accepts the terms of this Agreement, including without limitation, the releases set forth in this Section 5, and signs the same as his own free act. Executive understands that as a result of executing this Agreement, Executive will not have the right to assert that the Company unlawfully terminated his employment or violated any of his rights.

5.6           Third Parties Bound. Each party hereto shall cause each of its successors, assigns, agents, attorneys, representatives, heirs, executors, administrators, officers, directors, shareholders, employees, affiliates, subsidiaries, parent corporations, attorneys and representatives, as the case may be, to be bound by this Agreement to the extent that it has the power to do so.

6.          Effective Date. Executive may take up to twenty-one (21) days to consider this Agreement. Executive affirms that he was advised to consult with an attorney before signing this Agreement and was given ample opportunity to do so. This Agreement will become binding and effective upon the date it is signed by Executive (the "Effective Date").

7.          Mutual Representations and Warranties. Each of the Company and Executive (each, a "Representing Party") represents and warrants to the other that:

7.1           The Representing Party has all necessary power and authority to enter into this Agreement and has taken all action necessary to consummate the transactions contemplated hereby and to perform each of their respective obligations hereunder.

7.2           The Representing Party has duly executed and delivered this Agreement, and this Agreement is a legal, valid and binding obligation of the Representing Party, enforceable against the Representing Party in accordance with its terms.

7.3          None of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by such Representing Party with any of the provisions hereof, will violate or conflict with any agreement by which the Representing Party is bound, and that no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any persons or entities are necessary to be made or obtained by the Representing Party in connection with the execution, delivery or performance of this Agreement.

7.4           The Representing Party has not assigned or transferred, in whole or in part, or purported to assign or transfer any claim or portion of claim against the other party hereto which is covered by this Agreement which it may now have or claim to have, of whatever kind or nature, either in its representative or in its individual capacities, to any other person or entity in any manner including, without limitation, assignment or transfer by subrogation or by operation of law.

8.           Severability. The parties hereto agree that if any term, provision, covenant or condition of this Agreement is found to be invalid, illegal or unenforceable, then the parties hereto shall renegotiate such term, provision, covenant or condition in good faith to effectuate its/their purpose and to conform the provision(s) to applicable law to make such term valid, legal and enforceable, or if such term, provision, covenant or condition may not be amended or modified so as to become valid, legal and enforceable, then such term, provision, covenant or condition shall be deemed excised from this Agreement, and the remaining terms and conditions hereof shall remain in full force and effect and shall in no way be impaired or invalidated thereby.

9.           Successors and Assigns; Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, heirs, and assigns of the parties hereto, This Agreement may not be assigned by either party hereto without the prior written consent of the other; provided, that the Company and the Company Parties may assign this Agreement in whole or in part to any person or entity which succeeds to all or a portion of such person's or entity's rights (whereupon such assignor and assignee shall both benefit from this Agreement).

10.          Third Party Beneficiaries. The parties hereto expressly agree that the Executive Parties and the Company Parties shall be third-party beneficiaries of this Agreement.

11.          Arbitration. In the event of a disagreement or dispute between the Company and Executive related to this Agreement, the matter will be finally settled in New York, New York, by expedited arbitration by a single arbitrator in a proceeding conducted under the expedited rules of the American Arbitration Association or any similar successor body, the arbitrator also apportioning the costs of the arbitration, including the fees of the arbitrator. The arbitrator shall be selected by the Company and Executive each providing the other with a list of five (5) proposed arbitrators within five (5) business days of notice of arbitration and if one or more arbitrators appears on each of such lists, the Company and Executive shall provide each other with a list of an additional five (5) arbitrators within two (2) business days. If no arbitrator is named on both of such lists (including the previously provided list), the Company and Executive shall each appoint an arbitrator, who shall jointly appoint a third arbitrator. Such arbitrators shall act as an arbitration panel. As used herein, the term "arbitrator" shall include the arbitration panel, if applicable. The decision of the arbitrator in writing shall be final and binding upon the parties hereto and will not be subject to appeal. If either party hereto fails to abide by such decision, the other may seek the order of a court which shall enter judgment on the decision of the arbitrator, and the party hereto so failing to abide shall be responsible for the payment of the expenses of the court proceeding and all resulting enforcement expenses, including reasonable attorneys' fees. The Company and Executive shall instruct the arbitrator that a written decision is to be rendered within three (3) months of the appointment of the arbitrator and any party hereto causing unreasonable delay shall be subject to sanctions by the arbitrator.

12.          Attorneys' Fees. If any party hereto brings any action to enforce or interpret any term of this Agreement (including pursuant to Section 11), the non-prevailing party in any such action shall pay all the reasonable attorneys' fees, expenses and costs incurred by the other in connection with any such action.

13.           Governing Law. This Agreement and all matters arising hereunder or in connection herewith shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

14.           Further Assurances. Upon the terms and subject to the conditions contained herein, the parties hereto agree (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or agreements of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing.

15.          Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and, except for the Confidentiality Agreement, supersedes any prior or contemporaneous written or oral agreements or understandings pertaining to the terms hereof and the termination of Executive's employment relationship with the Company. The parties hereto agree that, except as expressly provided herein, any prior agreements and understandings between them, whether oral or written, and of whatever nature, are hereby cancelled, terminated and superseded by this Agreement and shall be of no further force or effect. For the avoidance of doubt, the Confidentiality Agreement shall not be superseded by this Agreement, but shall be modified as provided herein. Executive acknowledges that he has not relied upon any representation or statements by any representative of the Company concerning the subject matter hereof except as expressly set forth herein. This Agreement may only be modified by a writing signed by each party hereto.

16.          Non-Admission of Liability or Wrongdoing. By entering into this Agreement, neither party hereto admits any impropriety, illegality, wrongdoing or liability of any kind whatsoever, and each party hereto hereby expressly denies the same.

17.          Tax Withholding. All amounts required to be paid by the Company pursuant to this Agreement shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements.

18.          Notice. Any notice to be provided hereunder shall be in writing and shall be deemed to have been delivered (a) the day of delivery, if personally delivered, (b) three (3) business days after having been mailed via U.S. mail, registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after having been sent by national reputable overnight courier. Notices shall be addressed to the parties hereto at the addresses set forth on the signature pages hereto. Any party hereto may change the address for notices hereunder by delivery of written notice in accordance with the provisions set forth herein.

19.          Facsimile; Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.          Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

[Remainder of page intentionally left blank Signature page follows.]

IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement as of the date first above written.

ATRINSIC, INC.,
a Delaware corporation

/s/ Burton Katz	By:	/s/ Jerome A. Chazen
Burton Katz		Name:	Jerome A. Chazen
		Title:	Chairman of Board

Address:		Address:

Attn:
Tel:		Tel:
Fax:		Fax: